                                                                      EXHIBIT 18


        In March 2001, the audit committee, at the direction of the Board of Directors, approved the Company's decision to change its fiscal year end from December 31 to April 30, effective March 20, 2001. The transition period from January 1, 2001 to April 30, 2001 will be reported on Form 10-QSB.